Exhibit 99.1

www.pplnewsroom.com

Contact:  Dan McCarthy, 610-774-5758

Settlement Reached in PPL Electric Utilities Rate Request

ALLENTOWN, Pa. (Aug. 30, 2007) -- Under a settlement agreement filed Thursday (8/30) with the Pennsylvania Public Utility Commission, rates for PPL Electric Utilities’ business customers will remain about the same on Jan. 1, 2008, while residential customers will see a modest increase in their total bill.
If approved by the commission, the settlement will increase the company’s overall revenues by 1.7 percent. It also will support continued investment in reliability, provide new funding for energy efficiency programs and increase funding for customer assistance.
“We’re pleased that we’ve reached a settlement with the parties involved in the commission’s review of our rate request for 2008,” said David G. DeCampli, president of PPL Electric Utilities.
“This increase will allow us to continue to invest in our distribution system and to continue to provide safe and reliable service to the customers who count on us each day,” he said. “It also will support our ongoing efforts to provide customers with tools and information that help them better understand and manage their energy use.”
The change will affect only distribution charges, which make up about one-third of the total electric bill for residential customers. Bills for a typical residential customer using about 1,000 kilowatt-hours a month will increase by $4.73 or 4.7 percent beginning Jan. 1.
Residential customers will see a larger increase than the overall 1.7 percent increase in response to a state court ruling and as part of a continued effort to address differences in the way costs are allocated to customers.
In the past, residential customers’ rates have been subsidized by commercial and industrial customers. The settlement continues the effort to eliminate this subsidization and, for that reason, business customers will see little change in monthly bills.
The settlement agreement follows several months of discussions involving all of the active parties in the rate request proceedings. PPL Electric Utilities in late March filed the request to increase its distribution revenue.
The settlement agreement cannot take effect unless approved by the PUC. Before the commissioners consider the agreement, a PUC administrative law judge will issue a recommended decision. The administrative law judge recommendation is expected this fall with final commission action before the end of the year.
The company had requested an increase in funding to keep pace with the rising cost of maintaining and improving more than 44,000 miles of distribution lines in central and eastern Pennsylvania.
Costs for transformers have increased by about 80 percent over the past three years. The cost of wire used for power lines is up about 25 percent. Costs for employee health care, bucket trucks, fuel and other materials have also seen double-digit percentage increases since 2004, when the company last requested a distribution rate increase.
The company absorbed these costs over that period while investing more than $450 million to maintain, improve and expand its distribution system. The company expects to invest an additional $1.1 billion to maintain, improve and expand the system over the next five years.
In addition to increasing the company’s annual distribution revenue by $55 million to support these investments, the settlement will allow the company to fund new programs that encourage efficient energy use and new time-of-use rates, as well as a grant program that would encourage developers to construct high-performance “green buildings” that conserve energy, water and natural resources.
The agreement also will increase funding by 38 percent for programs that help low-income customers who are having difficulty paying their electric bills. These programs provide payment assistance to customers, as well as home weatherization and energy conservation services.
PPL Electric Utilities has been an industry leader for more than 25 years in delivering customer assistance programs. Separate from the increased program funding that will come from customer bills, PPL Electric Utilities will increase its donation to the Operation HELP program by 40 percent in 2008. The increase will bring the company’s annual donation to $1 million.
Operation HELP provides emergency grants to help customers pay their heating bills. Its funding comes from PPL and donations by customers and employees.
 PPL Electric Utilities Corporation, a subsidiary of PPL Corporation that provides electricity delivery services to about 1.4 million customers in Pennsylvania, has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

#     #     #

Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.